UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 27, 2006

The Houston Exploration Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11899	22-2674487
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Louisiana Street, Suite 2000, Houston, Texas		77002-5215
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-830-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2006, The Houston Exploration Company entered into an employment agreement (the "Agreement") with Carolyn M. Campbell in connection with Ms. Campbell’s appointment as Senior Vice President and General Counsel of our company.

Under the Agreement, Ms. Campbell will initially receive a base salary of $275,000 (subject to review each year by our Compensation Committee) and will be entitled to an annual incentive bonus equal to 55% of her base salary. Payment of the bonus is based on achievement of certain performance goals established each year by our Compensation Committee. In addition, Ms. Campbell will receive 5,000 restricted shares of our common stock and options to purchase 15,000 shares of our common stock at an exercise price of $50.41 per share. Ms. Campbell is eligible to participate in our stock compensation and deferred compensation plans, as well as our Supplemental Executive Retirement Plan. The Agreement provides for an automobile allowance of $700 per month and reimbursement of certain business expenses and requires us to provide certain disability and life insurance. The term of the Agreement is three years, which automatically renews each year on the anniversary of the effective date (beginning on the first anniversary) for a new three-year term, unless we or Ms. Campbell provides notice of termination at least 90 days prior to the end of the applicable term.

The Agreement provides that if we terminate Ms. Campbell without "cause" (as defined in the Agreement), or if she terminates her employment with us for "good reason" (as defined in the Agreement, which includes the occurrence of certain events following a change of control), we are obligated to pay her a lump sum severance payment equal to 2.99 times her then current annual rate of total compensation, and to continue certain medical benefits for a specified time period. "Total compensation" is defined in the Agreement to include salary, car allowance and targeted bonuses (calculated as though the applicable performance goals had been met at 100%). Based on Ms. Campbell’s initial compensation level, her lump sum cash payment would be approximately $1.3 million. The Agreement further provides that if any payments made to Ms. Campbell, whether or not under the Agreement, would result in an excise tax being imposed under Section 4999 of the Internal Revenue Code, we will make her "whole" on a net after-tax basis.

We may terminate the Agreement for cause without financial obligation (other than payment of any accrued obligations). Ms. Campbell may terminate the Agreement at any time for any reason.

In the event Ms. Campbell is terminated by us without cause or upon death or disability, or if she terminates her employment with us for good reason, any unvested shares of restricted stock, unvested options or similar deferred compensation will automatically vest and any other conditions to such awards shall be deemed satisfied.

The brief description of material terms of the Agreement is qualified by reference to the provisions of the Agreement attached to this report as Exhibit 99.1, which is incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 27, 2006, Houston Exploration announced that Carolyn M. Campbell had been named Senior Vice President and General Counsel, effective March 27, 2006. Ms. Campbell, 44, will oversee all aspects of our corporate legal matters, bringing to our company a broad spectrum of experience related to mergers and acquisitions, corporate finance, securities, and corporate governance.

Prior to joining Houston Exploration, Ms. Campbell was employed as senior vice president, group general counsel and secretary of Dynegy Inc. from December 2005 through March 2006 and vice president, group general counsel and secretary from November 2004 to December 2005. Dynegy, through its subsidiaries, produces and sells electric energy, capacity and ancillary services in key markets within the United States. Prior to that, Ms. Campbell was senior counsel in the corporate finance section of the law firm Akin Gump Strauss Hauer & Feld LLP from August 2004 to November 2004, and counsel in the corporate finance section of the law firm King & Spalding LLP from October 2000 to July 2004. Prior to joining King & Spalding, Ms. Campbell was a shareholder of the law firm Griggs & Harrison, P.C. from September 1993 to September 2000, where she began her legal career in 1985. Ms. Campbell received a bachelor of science in accounting from Louisiana State University and a juris doctorate from Louisiana State University’s Paul M. Hebert School of Law. Ms. Campbell is a member of the American, Texas, Louisiana and Houston Bar Associations. She serves as a Director of the Houston Bar Association’s Corporate Counsel Section and on the Board of Trustees of the Louisiana State University Law Center.

This brief description is qualified by reference to the press release attached to this report as Exhibit 99.2, which is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

The information included under Items 1.01 and 5.01 above of this report is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Employment Agreement dated March 27, 2006 between Carolyn M. Campbell and The Houston Exploration Company.

99.2 Press release dated March 28, 2006 announcing the appointment of Carolyn M. Campbell as Senior Vice President and General Counsel of The Houston Exploration Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Houston Exploration Company

March 28, 2006	By:	/s/ James F. Westmoreland

Name: James F. Westmoreland
Title: Vice President and Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

99.1	Employment Agreement dated March 27, 2006 between Carolyn M. Campbell and The Houston Exploration Company.
99.2	Press release dated March 28, 2006 announcing the appointment of Carolyn M. Campbell as Senior Vice President and General Counsel of The Houston Exploration Company.